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                                                                   EXHIBIT 10.10

                                                                 January 4, 2005

                                LICENSE AGREEMENT

      This Agreement is between ImaRx Therapeutics, a corporation of the State of Delaware, having a principal place of business at 1635 E. 18th St., Tucson, AZ 85718 (hereinafter referred to as "IMARX") and Dr. med. Reinhard Schlief, (hereinafter "DR. SCHLIEF"), having an address at Neue Strasse 21, 14163 Berlin, Germany.

                                   WITNESSETH:

      WHEREAS, DR. SCHLIEF owns certain intellectual property; and

      WHEREAS, IMARX is desirous of obtaining a license under the intellectual property and wishes to acquire a license in order to utilize or otherwise commercialize the intellectual property; and

      NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants hereinafter set forth, the parties hereby agree as follows

                             ARTICLE 1 - DEFINITIONS

      1.1 "PATENT RIGHTS" shall mean the U.S. patent 5,380,411, and assigned to DR. SCHLIEF, entitled "Ultrasound or Shock Wave Work Process and Preparation for Carrying Out Same" and the invention disclosed and claimed therein, and all continuations, divisions, and reissues based thereof, and any corresponding foreign patent applications (including Japan and EU countries), and any patents, patents of addition, or other equivalent foreign patent rights issuing, granted or registered thereon.

      1.2 "LICENSED PRODUCT(S)" shall mean products or services using a method covered by a VALID CLAIM, on a country-by-country basis, that if made, used, sold, imported or offered for sale would constitute, but for the license granted to IMARX pursuant to this Agreement, an infringement of a VALID CLAIM (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe).

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                                       2                         January 4, 2005

      1.3 "NET SALES" shall mean gross sales revenues received by IMARX, AFFILIATED COMPANY and IMARX's sublicensees from the sale of LICENSED PRODUCT(S) less trade discounts allowed, refunds, returns and recalls, and sales taxes. In the event that IMARX, AFFILIATED COMPANY or IMARX's sublicensee sells a LICENSED PRODUCT(S) in combination with other ingredients or substances or as part of a kit, the NET SALES for purposes of royalty payments shall be based on calculated as follows:

      (a) If all LICENSED PRODUCTS and Other Items contained in the combination are available separately, the NET SALES for purposes of royalty payments will be calculated by multiplying the NET SALES of the combination by the fraction A/A+B, where A is the separately available price of all LICENSED PRODUCTS in the combination, and B is the separately available price for all Other Items in the combination.

      (b) If the combination includes Other Items which are not sold separately (but all LICENSED PRODUCTS contained in the combination are available separately), the NET SALES for purposes of royalty payments will be calculated by multiplying the NET SALES of the combination by A/C, where A is as defined above and C is the invoiced price of the combination.

      (c) If the LICENSED PRODUCTS contained in the combination are not sold separately, the NET SALES for such combination shall be NET SALES of such combination as defined in the first sentence of this Paragraph
            1.3. However, the parties agree to negotiate a reduction in the royalty rate to reflect the fair value that the LICENSED PRODUCT attributed to the overall product sold, but in no event shall the royalty rates be reduced by greater than fifty percent (50%).

The term "Other Items" does not include solvents, diluents, carriers, excipients, buffers or the like used in formulating a product.

      1.4 "VALID CLAIM" shall mean a claim of an issued patent in PATENT RIGHTS which has not lapsed or become abandoned or been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal can be or is taken.

      1.5 "LICENSED FIELD" shall mean all fields.

      1.6 "AFFILIATED COMPANY" or "AFFILIATED COMPANIES" shall mean any corporation, company, partnership, joint venture or other entity which controls, is controlled by or is under common control with IMARX. For purposes of this Paragraph 1.6, control shall mean the

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                                       3                        January 4, 2005

direct or indirect ownership of at least fifty percent (50%).

      1.7 "EXCLUSIVE LICENSE" shall mean a grant by DR. SCHLIEF to IMARX of its entire right and interest in the PATENT RIGHTS.

      1.8 "EFFECTIVE DATE" of this License Agreement shall mean the date the last party hereto has executed this Agreement.

                               ARTICLE 2 - GRANTS

      2.1 Subject to the terms and conditions of this Agreement, DR. SCHLIEF hereby grants to IMARX an EXCLUSIVE LICENSE to make, have made, use, sell and have sold the LICENSED PRODUCT(S) in the United States and worldwide under the PATENT RIGHTS in the LICENSED FIELD.

      2.2 IMARX may sublicense others under this Agreement and any sublicense shall be consistent with the terms of this Agreement.

      2.3 If for any reason other than being sold to another company IMARX ceases to exist, then patent rights shall return to DR. SCHLIEF. In the event that IMARX is sold to another company, the rights and responsibilities assigned to IMARX in this Agreement will be transferred to the company.

                         ARTICLE 3 - PATENT INFRINGEMENT

      3.1 Each party will notify the other promptly in writing when any infringement by another is uncovered or suspected.

      3.2 IMARX shall have the right to enforce any patent within PATENT RIGHTS in the LICENSED FIELD against any infringement or alleged infringement thereof, and shall keep DR. SCHLIEF informed as to the status thereof. IMARX may, in its sole judgment and at its own expense, institute suit against any such infringer or alleged infringer and control, settle, and defend

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                                       4                        January 4, 2005

such suit in a manner consistent with the terms and provisions hereof and recover, for its account, any damages, awards or settlements resulting therefrom.

      3.3 If IMARX elects not to enforce any patent within the PATENT RIGHTS, then it shall so notify DR. SCHLIEF in writing within six (6) months of receiving notice that an infringement exists, and DR. SCHLIEF may, in his sole judgment and at its own expense, take steps to enforce any patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover, for his own account, any damages, awards or settlements resulting therefrom.

                    ARTICLE 4 - PAYMENTS, ROYALTY AND EQUITY

      4.1 IMARX will reimburse DR. SCHLIEF for certain past out-of-pocket costs associated with PATENT RIGHTS including but not limited to maintenance fees and patent transfer fees up to the amount of $15,000.00 US Dollars. IMARX shall reimburse DR. SCHLIEF within thirty (30) days of receipt of invoice from DR. SCHLIEF. Such invoice shall provide copies of documentation from patent attorney's and patent offices or other acceptable documentation detailing the out-of-pocket patent costs incurred by DR. SCHLIEF. IMARX shall also reimburse future incurred expenses as detailed in Paragraph 5.1.

      4.2 In partial consideration for the license granted herein, IMARX grants DR.SCHLEIF warrants to purchase 20,000 shares of IMARX common stock pursuant to the COMMON STOCK WARRANT attached as Exhibit A.

      4.3 IMARX shall pay to DR. SCHLIEF, as a running royalty, for each LICENSED PRODUCT sold by IMARX or AFFILIATED COMPANIES, two percent (2%) of NET SALES for the term of this Agreement. Should IMARX be required to pay running royalties on any patent rights not licensed hereunder ("Other Royalties") in order to make, use or sell a particular LICENSED PRODUCT, IMARX shall be entitled to credit half (50%) of such Other Royalties against the running royalty due, provided that the running royalties shall not be reduced below fifty percent (50%) of those that would otherwise be due DR. SCHLIEF for that LICENSED PRODUCT.

      Such payments shall be made twice per year as provided in Paragraph 4.5.

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                                       5                        January 4, 2005

      4.4 In the event IMARX grants a sublicense of rights to a third party under this Agreement, IMARX shall pay DR. SCHLIEF three percent (3%) of any milestone payments or running royalties received by IMARX, for sublicensing PATENT RIGHTS. Research support to fund development of a LICENSED PRODUCT, patent cost or other out-of-pocket reimbursements or equity investments made at fair market value are excluded, however DR. SCHLIEF shall receive three percent (3%) of the excess above fair market value of any equity investments. If any Other Rights (Other Rights are rights other than PATENT RIGHTS that are owned or controlled by IMARX) are conveyed under a sublicense, the percentage owed to DR. SCHLIEF shall be based upon the value of the contribution of PATENT RIGHTS to the overall value of all rights being sublicensed to the third party. The determination of value of right shall be made by an independent agent of national stature who is mutually agreeable to both parties and the costs of such valuation shall be borne equally between IMARX and DR. SCHLIEF.

      4.5 IMARX shall provide to DR. SCHLIEF within sixty (60) days of the end of each June after the a first commercial sale of a LICENSED PRODUCT, a written report of the amount of LICENSED PRODUCTS sold, the total NET SALES of each LICENSED PRODUCTS, and the running royalties due to DR. SCHLIEF as a result of NET SALES by IMARX, AFFILIATED COMPANIES and sublicensees thereof. Payment of any such royalties due shall accompany such report.

      4.6 IMARX shall make and retain, for a period of three (3) years following the period of each report required by Paragraph 4.5, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of sales and other information required in Paragraph 4.5. Such books and records shall be in accordance with generally accepted accounting principles consistently applied. IMARX shall permit the inspection and copying of such records, files and books of account by an independent accountant of nationally recognized stature selected by DR. SCHLIEF and acceptable to IMARX. Such inspection shall be during regular business hours and upon ten (10) business days' written notice to IMARX. Such inspection shall not be made more than once each calendar year. All costs of such inspection and copying shall be paid by DR. SCHLIEF, provided that if any such inspection shall reveal that an error has been made in the amount equal to ten percent (10%) or more of such payment, such costs shall be borne by IMARX. IMARX shall include in any agreement with its AFFILIATED COMPANIES or its sublicensees which permits such party to make, use or sell the LICENSED PRODUCT(S) a

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                                       6                        January 4, 2005

provision requiring such party to retain records of sales of LICENSED PRODUCT(S) and other information as required in Paragraph 4.5 and permit DR. SCHLIEF's agents to inspect such records as required by this Paragraph 4.6.

      4.7 All payments under this Agreement shall be made in U.S. Dollars.

             ARTICLE 5 - PATENT RIGHTS AND CONFIDENTIAL INFORMATION

      5.1 DR. SCHLIEF shall notify IMARX of any patent related costs due at least thirty (30) days prior to any payment being due. IMARX shall promptly notify DR. SCHIEF in writing of its desire to maintain such patent (Authorized Expense) and shall reimburse DR. SCHLIEF upon receipt of an invoice for such approved expense. Title to all such patents shall reside in DR. SCHLIEF. In any country where IMARX elects not to pay expenses associated with maintaining a patent, DR.SCHLIEF may maintain such patent at his own expense and for his own exclusive benefit and IMARX thereafter shall not be licensed under, or owe monies for, such patent right.

      5.2 IMARX agrees that all packaging containing individual LICENSED PRODUCT(S) sold by IMARX, AFFILIATED COMPANIES and sublicensees of IMARX will be marked with the number of the applicable patent(s) licensed hereunder in accordance with each country's patent laws.

      5.3 If necessary, the parties will exchange information which they consider to be confidential. The recipient of such information agrees to accept the disclosure of said information which is marked as confidential at the time it is sent to the recipient, and to employ all reasonable efforts to maintain the information secret and confidential, such efforts to be no less than the degree of care employed by the recipient to preserve and safeguard its own confidential information. The information shall not be disclosed or revealed to anyone except employees of the recipient who have a need to know the information and who have entered into a secrecy agreement with the recipient under which such employees are required to maintain confidential the proprietary information of the recipient and such employees shall be advised by the recipient of the confidential nature of the information and that the information shall be treated accordingly. The recipient's obligations under this Paragraph 5.3 shall not extend to any part of the information:

      a. that can be demonstrated to have been in the public domain or publicly known and

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                                       7                         January 4, 2005

      readily available to the trade or the public prior to the date of the disclosure; or

      b. that can be demonstrated, from written records to have been in the recipient's possession or readily available to the recipient from another source not under obligation of secrecy to the disclosing party prior to the disclosure; or

      c. that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by the recipient; or

      d. that is demonstrated from written records to have been developed by or for the receiving party without reference to confidential information disclosed by the disclosing party.

      e. that is required to be disclosed by law, government regulation or court order.

The obligations of this Paragraph 5.3 shall also apply to AFFILIATED COMPANIES and/or sublicensees provided such information by IMARX. DR. SCHLIEF, the IMARX's, AFFILIATED COMPANIES, and sublicensees' obligations under this Paragraph 5.3 shall extend until five (5) years after the termination of this Agreement.

                        ARTICLE 6 - TERM AND TERMINATION

      6.1 This Agreement shall expire in each country on the date of expiration of the last to expire patent included within PATENT RIGHTS in that country.

      6.2 Upon breach or default of any of the terms and conditions of this Agreement, the defaulting party shall be given written notice of such default in writing and a period of sixty (60) days after receipt of such notice to correct the default or breach. If the default or breach is not corrected within said sixty (60) day period, the party not in default shall have the right to terminate this Agreement.

      6.3 IMARX may terminate this Agreement and the license granted herein, for any reason, upon giving DR. SCHLIEF sixty (60) days written notice.

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                                       8                         January 4, 2005

      6.4 Termination shall not affect DR. SCHLIEF's right to recover unpaid royalties or fees or reimbursement for Authorized Expense incurred pursuant to Paragraph 5.1 prior to termination. Upon termination all rights in and to the licensed technology shall revert to DR. SCHLIEF at no cost to ImaRx.

                            ARTICLE 7 - MISCELLANEOUS

7.1 All notices pertaining to this Agreement shall be (a) delivered in person, or (b) mailed certified mail return receipt requested, or (c) faxed to other party if the sender has evidence of successful transmission and if the sender promptly sends the original by ordinary mail, in any event to the following addresses:

FOR IMARX:            Jean Carlyle
                      CFO
                      ImaRx Therapeutics Inc.
                      1635 E. 18th Street
                      Tucson, Arizona 85719

FOR DR. SCHLIEF:      Dr. med. Reinhard Schlief
                      Neue Strasse 21
                      14163 Berlin
                      Germany

      7.2 All written royalty and other payments, and any other related correspondence shall be in writing and sent to:

FOR DR. SCHLIEF:      Dr. med. Reinhard Schlief
                      Neue Strasse 21
                      14163 Berlin
                      Germany

or such other addressee which DR. SCHLIEF may designate in writing from time to time. Checks are to be made payable to "Dr. med. Reinhard Schlief". Wire transfers may be made through:

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                                       9                        January 4, 2005

      7.3 This Agreement is binding upon and shall inure to the benefit of DR. SCHLIEF, his successors and assignees and shall not be assignable to another party without the written consent of DR. SCHLIEF, which consent shall not be unreasonably withheld, except that IMARX shall have the right to assign this Agreement to another party without the consent of DR. SCHLIEF in the case of the sale or transfer by IMARX of all, or substantially all, of its assets relating to the LICENSED PRODUCT to that party.

      7.4 In the event that any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement, or over any of the parties hereto to be invalid, illegal or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the parties, and if unreformable, shall be divisible and deleted in such jurisdictions; elsewhere, this Agreement shall not be affected.

      7.5 The construction, performance, and execution of this Agreement shall be governed by the laws of the State of Arizona. Any disputes between the parties to the Agreement shall be brought in the state or federal courts of Arizona.

      7.6 DR. SCHLIEF warrants that he has good and marketable title to the inventions claimed under PATENT RIGHTS. DR. SCHLIEF does not warrant the validity of any patents or that practice under such patents shall be free of infringement. EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH 7.6, IMARX, AFFILIATED COMPANIES AND SUBLICENSEES AGREE THAT THE PATENT RIGHTS ARE PROVIDED "AS IS", AND THAT DR. SCHLIEF MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCT(S) INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. DR. SCHLIEF DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCT(S) UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, DR. SCHLIEF ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF DR. SCHLIEF, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS' AND EXPERTS' FEES, AND COURT COSTS (EVEN IF DR. SCHLIEF HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR

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                                       10                       January 4, 2005

SALE OF THE PRODUCT(S) UNDER THIS AGREEMENT. IMARX, AFFILIATED COMPANIES AND SUBLICENSEES ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A LICENSED PRODUCT AS DEFINED IN THIS AGREEMENT MANUFACTURED, USED, OR SOLD BY IMARX, ITS SUBLICENSEES AND AFFILIATED COMPANIES.

      7.7 DR. SCHLIEF will not, under the provisions of this Agreement or otherwise, have control over the manner in which IMARX or its AFFILIATED COMPANIES or its sublicensees or those operating for its account or third parties who purchase LICENSED PRODUCT(S) from any of the foregoing entities, practice the inventions of LICENSED PRODUCT(S). Practice of the inventions covered by LICENSED PRODUCT(S), by an AFFILIATED COMPANY or an agent or a sublicensee or a third party on behalf of or for the account of IMARX or by a third party who purchases LICENSED PRODUCT(S) from the IMARX, shall be considered the Company's practice of said inventions for purposes of this Paragraph 7.7.

      7.8 Prior to initial human testing or first commercial sale of any LICENSED PRODUCT in any particular country, IMARX shall establish and maintain, in each country in which IMARX, an AFFILIATED COMPANY or sublicensee shall test or sell LICENSED PRODUCT(S), product liability or other appropriate insurance coverage appropriate to the risks involved in marketing LICENSED PRODUCT(S) and will upon request present evidence to DR. SCHLIEF that such coverage is being maintained.

      7.9 This Agreement constitutes the entire understanding between the parties with respect to the obligations of the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, writings, and discussions between the parties relating to said subject matter.

      7.10 This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the authorized officials of the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of any other condition or term.

      7.13 This Agreement shall be binding upon and inure to the benefit of and be enforceable

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                                       11                        January 4, 2005

by the parties hereto and their respective successors and permitted assigns.

      7.14 Upon termination of this Agreement for any reason, Paragraphs 5.3, 6.4, 7.6, and 7.7 shall survive termination of this Agreement.

      IN WITNESS WHEREOF the respective parties hereto have executed this Agreement by their duly authorized officers on the date appearing below their signatures.

IMARX THERAPEUTICS, INC.                DR. SCHLIEF

By /s/ Evan Unger                       By /s/ Reinhard Schlief
   ---------------------------------       -------------------------
   Evan Unger, M.D., President & CEO       Dr. med. Reinhard Schlief

Date: 1-4-05                            Date 1-6-05